Wednesday, April 2, 2002

Press Release

SOURCE:  Arc Communications, Inc.


Arc Communications Announces Sale of ArcMesa Subsidiary

Board to pursue strategic initiatives to expand communications business

Tinton Falls, NJ - (PR Newswire) - April 2, 2003 - Arc Communications, Inc. (OTCBB: ACOC - News), a full service communications firm, announced today the sale of its ArcMesa Educators subsidiary. On April 1, 2003, the Company completed the sale of 100% of the shares of ArcMesa Educators, Inc. to Belcan Corporation, of Cincinnati, Ohio. The consideration for the sale is $450,000; $350,000 at closing, and a one-year note for $100,000.

This completes the sale of Arc's on-line education business and further prepares Arc Communications for its launch into other communications businesses. Michael Rubel, Arc's Chief Operating Officer and Director, states "We are very excited to take this step of divesting a non-core business from Arc and continue our efforts to expand into the media industry. ArcMesa had been an under funded asset that experienced operating losses. This transaction enables Arc Communications to add cash to the balance sheet, and provide a singular focus to our strategic initiative." Arc is currently reviewing strategic opportunities to increase its communications presence in the Northeastern markets.

As part of the transaction Mr. Kenneth Meyer has agreed to join Belcan Corporation and continue with ArcMesa. In order to pursue his new career with Belcan he has resigned from the Arc Communications, Inc. Board of Directors effective immediately. The Company wishes to thank Mr. Meyer for his service and wishes him success.

Additionally, Arc Communications has amended its existing loan arrangements with its asset based lender, Sovereign Bank of Princeton, NJ. Arc has paid down its borrowings by an additional $150,000 and Sovereign has agreed to extend the loan thru April 2004. Due to the above transactions, Arc Communications will apply for an extension on filing its annual 10K report with the SEC.

Arc Communications, Inc. offers a full-range of communications products and services for clients in the healthcare and high-tech industries. Information on Arc is available on its web site http://www.arcomm.com.

The information contained in this press release, including any "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934 contained herein, should be reviewed in conjunction with the Company's Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to that are unpredictable and outside of the influence and/or control of the Company.

Contact:

Arc Communications, Inc.
Michael Rubel, COO, 732-224-7988